UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
February 23, 2009

USANA HEALTH SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Utah

(State or other jurisdiction of incorporation)

0-21116	87-0500306

(Commission File No.)	(IRS Employer Identification

Number)
3838 West Parkway Boulevard Salt Lake City, Utah 84120
(Address of principal executive offices, Zip Code)

Registrant’s telephone number, including area code: (801) 954-7100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a)       On February 17, 2009, the Audit Committee of the Board of Directors of USANA Health Sciences, Inc. (the “Company”) determined that the Company’s previously filed quarterly financial statements for 2007 and 2008 and the annual financial statements for 2006 and 2007 should no longer be relied upon and should be restated to correct two errors related to income taxes payable during those periods as explained below.  The reports of the Company's independent registered public accounting firms related to the Company's financial statements as of and for the years ended December 30, 2006 and December 29, 2007 are also withdrawn. The Audit Committee has discussed the matters disclosed herein with the Company’s management and its current and former independent registered public accounting firms.

During 2008, the Internal Revenue Service ("IRS") commenced an audit of the Company’s tax returns for the 2003 through 2006 fiscal years. Although the Company’s 2007 tax year was not part of the audit, the Company’s settlement with the IRS included the 2007 tax year.  Accordingly, this report refers to the tax years 2003 through 2007 as the “Audited Tax Years”.  In January 2009, the IRS communicated its intent to disallow deductions claimed by the Company under Section 162(m) of the Internal Revenue Code (“IRC”). These deductions relate to compensation in excess of $1 million paid to covered employees in each Audited Tax Year, resulting from stock options granted by the Company prior to 2005 under its stock option plans. The IRS has disallowed the treatment of these stock options as “performance-based compensation” under IRC Section 162(m). In February 2009, the Company settled the Section 162(m) matter with the IRS. Under the settlement, the cumulative tax impact to the Company is the loss of $11.8 million in tax deductions for the Audited Tax Years resulting in estimated taxes due of $4.4 million, plus $0.8 million in interest.  The $4.4 million in taxes due will result in an increase to current liabilities and corresponding reduction in stockholders' equity.   The $0.8 million in interest will result in an increase to current liabilities with a corresponding increase to income tax expense.

The IRS has also disallowed the treatment of certain stock options granted by the Company during the Audited Tax Years as Incentive Stock Options. The Company’s February 2009 settlement with the IRS also settled this matter. The settlement resulted in a cumulative increase of $1.3 million to compensation expense recorded in selling, general and administrative expense for the Audited Tax Years. The net of tax effect of this adjustment on net earnings is $0.8 million ($0.1 million in 2005 and $0.7 million in 2006).

The impact on previously reported financial statements from the correction of these errors primarily relates to the Company’s balance sheet and increases (decreases) the following items from the amounts previously reported:

	Incremental Adjustments by Year
	(in thousands)
	2003	2004	2005	2006	2007	Cumulative Total
Other current liabilities	$111	$837	$1,498	$2,089	$1,154	$5,689
Additional paid-in capital	(111)	(786)	(944)	(341)	293	(1,889)
Retained earnings		(51)	(554)	(1,748)	(1,447)	(3,800)

The Company has concluded that the cumulative effect of the balance sheet adjustments is material to its fiscal year 2007 and 2008 balance sheets. Therefore, the Company will restate its quarterly financial statements for 2007 and 2008, the annual financial statements for 2007 and the statements of earnings, stockholders’ equity and comprehensive income, and cash flows for the year ended December 30, 2006.  The statements of earnings for 2006 and 2007 are being restated due to the balance sheet adjustments noted above. The effect of the adjustments on the Company’s statements of earnings reduced diluted earnings per share $0.04 in 2006, and $0.01 in 2007 and are immaterial for all periods presented.  These financials statements, as restated, will be included in the Company’s Form 10-K for the fiscal year ended January 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USANA HEALTH SCIENCES, INC.

		By:	/s/ Jeffrey Yates
Jeffrey Yates, Chief Financial Officer

Date:	February 23, 2009

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